EXHIBIT 99.1
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PLC'S WEBCAST AVAILABLE AT WWW.CARNIVALCORP.COM UNTIL APRIL 23, 2006.

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           FIRST QUARTER 2006 CARNIVAL CORPORATION AND CARNIVAL PLC EARNINGS CONFERENCE CALL
                                             MARCH 23, 2006
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
Corporate Speakers

o        Howard Frank            Carnival Corporation & plc            Vice Chairman of the Boards
                                                                       of Directors and Chief
                                                                       Operating Officer

o        Gerry Cahill            Carnival Corporation & plc            Executive Vice
                                                                       President and Chief
                                                                       Financial and Accounting
                                                                       Officer

o        Beth Roberts            Carnival Corporation & plc            Vice President of Investor
                                                                       Relations

o        Micky Arison            Carnival Corporation & plc            Chairman of the Boards of
                                                                       Directors and Chief
                                                                       Executive Officer

Participants

o        Felicia Hendricks          Lehman Brothers                          Analyst
o        Rick Lyle                  John W. Bristol                          Analyst
o        Steven Kent                Goldman Sachs                            Analyst
o        Helane Becker              Benchmark Company                        Analyst
o        David Anders               Merrill Lynch                            Analyst
o        Tim Condor                 A.G. Edwards & Sons, Inc.                Analyst
o        Brian Egger                Harris Nesbitt                           Analyst

o        Nick Thomas                ABN AMRO                                 Analyst
o        Assia Georgieva            Infinity Research                        Analyst
o        David Leibowitz            Burnham                                  Analyst
o        Robin Farley               UBS                                      Analyst
o        Srinadesan Masadin         Wachovia Securities                      Analyst
o        Tim Ramskill               DKW                                      Analyst
o        Elizabeth Osur             Citigroup                                Analyst
o        Scott Barry                Credit Suisse First Boston               Analyst
o        Bob Simonson               William Blair & Company L.L.C.           Analyst
o        Lou Perenick               Morgan Stanley                           Analyst


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                                 PRESENTATION
------------------------------------------------------------------------------

Operator: Ladies and gentlemen, welcome to the Carnival Corporation First Quarter Earnings Conference Call.

[OPERATOR INSTRUCTIONS]

It's now my pleasure to turn the conference over to Mr. Howard Frank, Vice Chairman and Chief Operating Officer. Please go ahead, sir.

Howard Frank: Good morning everyone. This is Howard Frank and with me this morning is Micky Arison, our Chairman and CEO, Gerry Cahill, our Senior Executive Vice President, I should say, and Chief Financial Officer and Beth Roberts, our Vice President of Investor Relations.

As in the past, I'll start the discussions off this morning with Gerry giving you some color on the first quarter and talk a little bit about costs going forward. Gerry.

Gerry Cahill: Thank you, Howard. Good morning everyone. Let me start, as I always do, by reading the forward-looking statements. During this conference call we will make certain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause the actual results, performances or achievements of Carnival to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For further information please see Carnival's earnings press release and its filings with the Securities and Exchange Commission.

Okay, taking a look at the first quarter, I'm sure you've seen it in the press release. Net earnings $280 million or $0.34 a share versus $345 million last year or $0.42 a share. So we're off $0.08 per share compared to the same quarter last year. First quarter of this year does include basically a non-operating charge of about $0.02 per share. That comes from the write-down of the remaining balance of an investment in a non-cruise asset as well as a litigation reserve we set up in the quarter. In the first quarter, higher fuel costs significantly impacted our earnings, it cost us about $0.10 per share from the higher fuel costs.

Now as we go through the balance of the year, this is the toughest comparisons we have, because this first quarter of '05, when we had the lowest fuel costs last year. So the comparisons moderate somewhat as we go through the balance of the year, although prices are still going to be higher throughout the balance of the year based on the fuel numbers we're using for 2006. Other than those items, results were pretty much in line with what we would normally expect with net revenue yield growth outpacing the increase in non-fuel unit operating costs.

Looking at some of the operating results, now again we have the last part of the FEMA charters in there. Most of you know we chartered three ships to FEMA. Those charters ended on March 2nd. So we basically have two days of impact in our second quarter, which is insignificant. So this will be the last quarter of any significant impact from the charters. Those ships, we have taken them back, they're in dry-dock now and they're being refurbished and they're going to be reentering service over the next couple of weeks.

Now, as many of you know, the charter terms are such the charters are meant to be earnings neutral to us. They basically produce the same net earnings as if we operate the ships ourselves in their normal operations. Now, the FEMA charters do have some impact on specific line items in our first quarter income statement. The charter did have a positive effect on net revenue yields, increasing it about 0.8%. They had no real significant impact on our unit operating costs. And the higher revenue yields were offset by a larger income tax provision, resulting in net profit from the charters about equal to what we would have if we would have operated the ships normally.

Capacity in the first quarter increased only 3% so that's about the lowest, or smallest capacity increase in a long time. Partially that's due to the fact that we had an increase in the number of days ships were in dry-dock during the first quarter of this year compared to the first quarter of last year. And Howard is going to talk about the capacity increases going forward, but you'll see there will be a little higher level for the balance of the year.

Net revenue yields for the first quarter, in current dollars, increased 1.2%. Now currency has a big impact in this quarter, the stronger dollar versus the euro and the pound. It knocks down our reported yields and our costs. So because of that, I'm going to focus most of my discussion on the metrics, primarily in constant dollars. Yields, in constant dollars, were up 3.3% for the first quarter. This compares to the guidance we had previously given of 3 to 4%.

If you look at our business between North American source markets and European source markets, as many of you know, much of our capacity from our North American brands is in the Caribbean during the first quarter. As Howard noted on our call in December, the Caribbean cruise market, especially the short Caribbean cruise market, has been experiencing softer demand and that was evident in the first quarter this year. So basically, the North American brand had a very slight increase in revenue yields for the first quarter of this year.

The European brands, if we look at them in constant dollars, the European brands had a significantly larger increase in net revenue yields, compared to the North American brands, and this is basically the reverse of what has been occurring the last two years when the North American brands had significantly higher revenue yield growth than the European brands did.

If you look in our financial statement at onboard revenues, it appears, from the financial statement that onboard yields declined during the quarter. This results because of the way we recorded the charter revenue from the FEMA charter. It's all recorded as ticket revenues, so we get no onboard revenues from those cruises. If you were to strip out the FEMA charters from the numbers, onboard yields grew about 2% in constant dollars in the first quarter. Now, onboard revenues were negatively impacted by Hurricane Wilma's destruction of our port in Cozumel, which has reduced our shore tour and other onboard revenues.

Looking at the cost side for the first quarter, in current dollars, cost per available berth day was up 5.9% over last year. In constant dollars it was up 8.4%. That compares to guidance we had previous given of up 9 to 10%. So we came in a little bit lower than our guidance. Breaking down the increase in constant dollar cost per berth day, higher fuel prices was the primary culprit, increased cost per berth day, a little over 6 percentage points, compared to last year as fuel came in at $319 a ton, compared to $196 a ton last year. So that was basically an $82 million increase in our fuel costs.

Many of you have probably noticed at year-end, we broke out for the first time fuel as a separate line item on our income statement. We have continued that in the first quarter, and we intend to continue that in the future, because it obviously has become a more significant item for us. Excluding fuel, costs per berth day was up 2.1% in constant dollars, which was primarily due to the timing of expenditures as we are forecasting a lower unit, constant dollar cost over the balance of the year.

Cruise operating income per available berth day, for the first quarter was down for the first quarter in awhile. We came in at $33 per available berth day, compared to $38 last year. So that was all caused by fuel. Fuel actually reduced operating income per berth day by $6. I mentioned for people who look at the income tax line, you'll see we had a significantly larger income tax provision than normal because of the FEMA charters. It was $21 million from the FEMA charter and that's partially offset by a $7 million tax benefit, which we get from the seasonal losses of our Alaska tour operations.

And although currency impacted revenue yields and costs by over 2% in the first quarter, net earnings were not very much reduced by currency as our European brands typically make most of their earnings later in the year. And based on the currency exchange rates that we have used for our forward guidance of $1.19 to the euro and $1.74 to the sterling, currency will reduce earnings per share in the second quarter by about $0.01 and about $0.02 for the last nine months of the year.

Let me just turn to the cost guidance for the rest of the year. For the second quarter, costs per available berth day is forecast to be up 2 to 3% in current dollars, and 4 to 5% in constant dollars. That again is all driven by fuel, it basically constitutes 5 percentage points of the increase, and as usual, we have based our guidance for fuel using the forward curve for the various fuels we use. So based on that forward curve, fuel prices are estimated to be up 33% in the second quarter, compared to last year's second quarter. That's $331 per ton this year, versus $249 a ton last year. And that basically is going to cost us approximately $60 million or $0.07 per share. Excluding fuel price increases, constant dollar cost per berth day is forecast to be flat to down slightly compared to last year.

As far as our guidance goes for the last nine months of the year, here we're saying cost per berth day is estimated to be flat to down slightly in current dollars and in constant dollars flat to up slightly. Again, fuel negatively impacts things. We have used the forward curve at an estimated $336 a ton for the balance of the year, which will increase our fuel costs by about $120 million per ton for the last nine months of the year or, about a total of $200 million for the entire year.

And this guidance is basically in line with the fuel guidance we gave when we filed our Form 10-K in February. Excluding fuel price increases, constant dollar cost per berth day is estimated to be down about 2 to 3% compared to last year over the last nine months. And this decrease comes about, because first of all we have some relatively easier comparisons in 2005. In 2005 we had a $22 million charge related to this MNOPF pension liability, which was really an obligation that dates back prior to our acquisition of P&O Princess.

2005 also includes some ship incidents, and then we also have some initiatives in 2006 to reduce costs. One of those is obviously we're trying to reduce fuel consumption, as opposed to price here and we have a number of initiatives in that area, and there are a number of other cost savings initiatives we have in the various general administrative areas. For those who look at the balance sheet data, at the end of February, cash and investments, $406 million, customer deposits $2.2 billion, long-term debt $6.9 billion, equity $17.2 billion.

And then to bring you up to date on uses of free cash flow. During the month of March, so far, we have repurchased 1.6 million shares of our stock. That brings the total number of shares repurchased to date to a little over 9.6 million -- excuse me 9.6 million shares at a cumulative cost of $466 million. That means we have $534 million remaining under our authorization to buy back stock. And we plan to continue to look for opportunities to return excess cash to shareholders either through dividends or stock repurchases in an opportunistic manner over the next few years.

And that's basically my remarks for the quarter and the costs, and I'll turn it back over to Howard.

Howard Frank: Thank you, Gerry. Let me take you through how we see the remainder of the year. I'll do it on a quarter-by-quarter basis. So I'll try to be as brief as possible, but give you a sense as to how we see the business going forward from here. Also, for the second quarter, our capacity will be up 5.7%. Right now our loads, our load factors in North America are up year-over-year by a small amount, but we're pretty close to selling out most of our business, most of our cabin inventory at this point in time in Europe and other load factors are up about eight points. Overall we're up 3.2 points in terms of load factors in the second quarter.

From a pricing standpoint, North America pricing is up year-over-year, European pricing is slightly down overall. Our overall pricing is up at this juncture. We have very little cabin inventory left to sell for the quarter, and what we do have left to sell is principally focused on shorter duration cruises in the Caribbean which is usually the situation we're in when we get close to selling out our quarter.

Close-in pricing this year has been holding reasonably well versus last year, so we don't expect any significant deterioration to come from any further sale of inventory, of course there's very little left to sell as well. Constant dollar yields, expected to be up in the quarter for both North America and Europe and other. Remember when I talk about Europe and other, I'm talking about all of our European brands together with Cunard as well as P&O in Australia.

And when I focus on our yield information, I am talking about it in the context of constant dollars because that's the best way - it's difficult enough to kind of forecast yields out, it's even more difficult to try to forecast currency movements. So we talk about constant dollars and that is the best way, I think, to understand demand in the markets for which we're selling today in terms of what's happening with our yields.

As Gerry indicated -- well, as we indicated, cruise costs are expected to be up 4 to 5% in the second quarter, excluding fuel, it should be flat but down slightly. I think that's what we said on our press release and earnings per share expected to come in the $0.48 to $0.50 range for the second quarter.

Turning to the third quarter. Our capacity in the third quarter, and that is our seasonally strongest quarter for us, as you know, will be up 5.1%. Load factors shape up as follows; right now they're about flat year on year, Europe and other is up about 10.4 points, North America is down approximately 5 points. The lower load factors in North America are attributed to the weaker Caribbean bookings that we've been seeing and which started back in the late fall. Alaska and Europe sailings are strong with positive pricing expected in these trades for all of our brands.

With regard to the weaker Caribbean bookings, we do believe that a number of factors have affected this trade, the most significant being the impact of last year's hurricanes in the fall on the Gulf Coast region of the country, as well as on Florida markets. Also, the recent reentry of our ships charter to FEMA into the shorter cruise market by us is taking a little bit more time to absorb than we originally estimated.

Hurricane also decimated the island of Cozumel, which is one of the strongest ports that we have in our Western Caribbean itineraries and we have noticed that there has been particular weakness in Western Caribbean itineraries as a result of having to drop, in some cases having to drop Cozumel entirely from the itineraries or in other cases where we are calling in Cozumel, we have to tender passengers into the island, which has affected passengers experiences and that information does get out to the market place and to the distribution community as well.

Looking at the stronger European booking picture as I mentioned, our yield management strategy for Costa did change for 2006 and resulted in stronger forward bookings at early booking pricing which has worked extremely well and is driving the significantly higher European loads. So we're very encouraged by what we see in Europe and clearly Europe is performing quite well right now.

From pricing standpoints across North America, the positive here is that North America pricing is still well ahead of last year and European pricing is just slightly below year on year levels, but remember that relates to the fact that we're way ahead on terms of cabins sold in Europe. Overall our pricing is nicely ahead for the third quarter. At this point all North American brands are showing positive pricing, even with the weaker Caribbean bookings that I've talked about. Overall giving current stronger North American prices and stronger load factors in Europe, we expect continued yield growth in the third quarter as well.

The fourth quarter I'll briefly comment on, capacity by the way for the fourth quarter is scheduled to be up 5.7%. The booking pattern in Q4 is very similar to the booking pattern that we've seen in Q3. Load factors in North America are behind by 3.9 points at this juncture, and Europe and other is up over 11 points. Overall were up slightly year on year in terms of our total load factors and this is a picture. This is sort of a point in time picture we're giving you right now on all these quarters.

The softer Caribbean bookings are responsible for the lower loads in North America, however, Alaska, Europe and our exotic cruises are performing quite well and that's a major positive and I'm sure the same, for the same reasons we're seeing in Q3, we're seeing the same issues in Q4 relating to our Caribbean itineraries. From a pricing standpoint, North America is well ahead year on year for Q4. Europe is running slightly behind and it's the same relationship we've had in Q3. Overall our pricing at this point in time is well ahead for Q4.

Fleet wide pricing for North American brands is well ahead for all of our brands on a year-over-year basis and similar to the third quarter, all North American brand pricing is ahead at this time, even with the weaker Caribbean bookings. Europe and other pricing is slightly lower, which is consistent with Costa yield management strategy, and we expect that slowly - that will gradually strengthen and improve as we get closer to the conclusion of the fourth quarter.

For the full year, we expect yields on a constant dollar basis to be up in the 2 to 3% range, which is what we said in the press release and this is slightly lower than our previous estimates of being in the range of 2 to 4%. The reduced yield items results from expectations of lower than previously anticipated ticket prices for Caribbean sailings. Somewhat lower growth in onboard revenues, and some mix effects of lost sailings on the Queen Mary II. You may recall that we lost a pod on the Queen Mary. She's going to have to go into dry-dock in the second quarter and again in the fourth quarter, and we'll lose higher per diems we typically get from that ship. It has been performing extremely well and continues to perform well for us.

Cost estimates, excluding fuel on a constant dollar basis, essentially unchanged from previous estimates. And, as you notice from our press release, now our revised guidance for the year is $2.90 to $3.00, which is down $0.10 from the $3.00 to $3.10 range we previously gave you. If you look at the $0.10 lower guidance, about $0.04 of that reflects higher fuel cost estimates in our numbers, $0.02 reflects the special, non recurring items we took in Q1 that Gerry spoke about, reduced yield outlook we estimate to be about $0.05 a share, that's $0.11. And then we're forecasting a somewhat better currency picture for us, which is $0.01 on the benefit side, netting it all out, it's about $0.10 a share.

So that's sort of the way we see the year shaping out now. Things could change, as you know, in this business and we'll continue to keep you updated if there are any changes, any significant changes from what we're forecasting today.

Before I conclude my comments early this morning. I wanted to mention to you that early this morning we were advised by Princess Cruises that a fire had occurred on the Star Princess in the Caribbean. It started in the passenger accommodation area of the ship and was contained in the area.

The passengers were called to their muster stations as a precaution. The fire is out, it was contained. The cause right now, it's very early -- it only happened sometime early this morning. The cause is still unknown. Unfortunately though, we're sad to confirm that there was one passenger fatality as a result of the fire and two passengers, which are known to have suffered significant smoke inhalation and nine passengers with minor smoke inhalation.

At this time, the financial impact of the incident is unknown. If it is determined to be material we will obviously make a subsequent announcement. That's all the info we have from Princess management at this time, and as more information comes out on Princess, we will be sending out communications on this matter and we'll keep people informed as to what's going on.

And with that, I will turn it back -- operator, I'll turn it back for questions.

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                          QUESTION AND ANSWER SESSION
------------------------------------------------------------------------------

Operator: Thank you.

[OPERATOR INSTRUCTIONS]

Our first question comes from the line of Felicia Hendricks with Lehman Brothers. Please go ahead.

Felicia Hendricks: Hi guys. Good morning. Howard, you went through some of the reasons why there was the weakness in the Caribbean, which all make a lot of sense, but one of the things that you didn't mention was perhaps an effect of the economy. I know a lot of people are debating about that. And I was wondering if you guys were seeing anything there or if this is just some kind of short-term phenomenon in the Caribbean, and if that's the case, what do you think it takes to improve the business there? And as just housekeeping, Gerry, you had mentioned in total what you paid for -- the price you paid for the buy back within the quarter what did you say was the average price?

Howard Frank: Felicia, by the way, before I respond to your question. I thank you for only asking two questions. I would ask that everybody, there may be a lot of people that want to get their questions in. I would ask everybody to limit their questions to two questions as well.

I think we're reading the same economic data that everybody else is reading which is forecasting a slowering of the economy in the second half of the year, and there may be some evidence in -- we speculate on that amongst ourselves in terms of the reasons for the weaker Caribbean programs and the shorter duration cruises as well. And it could be that the middle end of the economy--the middle part or the economy is feeling the effect of higher fuel prices and higher interest costs and a softening of the housing markets and so on, and maybe consumer confidence is having, for that group of the market, is having some impact on our more moderately priced cruises. But the phenomena is that our higher end products seem to be performing quite well.

So, yes, I think it's possible it could be that. And maybe we could maybe potentially be a bell weather for that, but it's really too early to know. And there are some suggestions in our data, although I can't get into the detail, that it could be a shorter term issue and it could go away. But we don't know that yet.

Micky Arison: Felicia, just a couple of things. I think there has been a little bit of a misunderstanding or a not understanding of the domino effects that the hurricanes have had on the Caribbean programs and the fact that this is the first time we've lost a major embarkation port and a major destination port in one season, and the redeployment of ships by us and other companies into markets at the last minute, all of which were redeployed in this seven day or shorter Caribbean market in other locations, as well as Howard mentioned, the dislocation of itineraries with Cozumel. I think those had a more material impact on bookings to the Caribbean than the other possible issues. But again, it's probably 100 little things that add up to the weakness in the Caribbean, but all brands are performing well in all other locations, like Alaska and Europe. So, why the economic issue wouldn't effect all destinations I'm not sure.

Gerry Cahill: Felicia, back to your question, the buy back, just to clarify it. The shares that I mentioned, the 1.6 million shares, actually were not purchased during the first quarter, they were purchased in March.

Felicia Hendricks: Okay. So what did you pay for those?

Gerry Cahill: I can't remember the exact number, I haven't got it in front of me, but it was somewhere between $49 and $50 as an average.

Felicia Hendricks: Okay. And then I know it's -- I'm not even going to push you to talk about '07, but just given this domino effect that you mentioned Micky, do you think this kind of rights itself next year?

Micky Arison: It's hard to say. I think that's the third question but --

Felicia Hendricks: Sorry. It's a follow-up.

Micky Arison: We have moved one of our ships back to New Orleans for example this fall. I know one of our competitors has moved there, back to New Orleans, so it will start to right itself, whether it will be 100% right by next winter is hard to say.

Felicia Hendricks: Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Rick Lyle with John W. Bristol. Please go ahead.

Rick Lyle: Following up on that point about Cozumel, what's the assessment there for returning that port to normal operation? And I've got a follow-up.

Micky Arison: There were three ports impacted. We believe one should be up in six months and the other two that were more heavily destroyed, including the one that we owned and operated, could take as long as two years because they will have to be completely rebuilt.

Rick Lyle: And I guess the follow on question is what's the trend in group business?

Micky Arison: It's very brand specific all over the place, I can't really give you a trend.

Rick Lyle: Okay. Thank you.

Operator: Our next question comes from the line of Steve Kent from Goldman Sachs. Please go ahead.

Steven Kent: Hi good morning. Could you just give a little bit more color on the share buy-back program? Obviously you bought a lot back this past month, but with $1 to $2 billion of free cash flow, when do you start to move from being opportunistic to more consistent and sort of how you think about that program? And then also Gerry, you mentioned your G&A program, that there were a couple of things you're working on, but I think you only mentioned one. Could you be a little bit more specific about some of the G&A programs you're working on? What maybe that could mean for margins, consolidating reservation system, yield systems, headquarters, things like that that maybe would put a little bit more color on what that program is over the next year or two?

Micky Arison: Just to jump in, there's none of what you just described but I'll let Gerry answer that question.

Gerry Cahill: With respect to the expense reductions, unfortunately, because of the fact that we operate on a decentralized basis in a number of different locations, you're never going to find us, and I think I've said this before, you're never going to find us coming out with any grand sweeping program that is going to be across all the brands. Each brand has a different business market they're in. Each one has different problems and different approaches to the market. So consequently, when we address these things they're all on a very much brand specific basis.

So there's no one thing. I mean, Steve you've been around, following us long enough to know that when we work on the cost side, it is a whole bunch of small little things. It is very, very minute detailed operating procedures at different entities and there's always opportunities, there's always opportunities as far as just embarkation, how much it costs to embark a guest and we benchmark the different brands against each other. But there's no one thing that constitutes a large percentage of the piece.

Howard Frank: Let me just make a general comment Steve, this is Howard. I think we have to be careful not to take an overly simplistic approach to consolidation and integration of businesses. In fact, I think in many experiences we've found that that has resulted in really creating more problems than it solves. In our business model, which has been very successful and we think works very well for us, we believe in a philosophy of having our brand executives run their businesses, but also having them work together to try to come up with scale benefits and scale effects, which we've been very effective in doing. And every time you decide that you want to take the cost out of a business because you can integrate certain things, you run a huge risk in impacting the way those businesses operate.

And there's no way, in our minds, that we think you can centralize this business through a much better degree than it is today. We can't make decisions in one place on behalf of all brands, it just wouldn't work, it's not very practical. So our philosophy is whether you like it or not is the one that we use, and we like it, we think it works well for us. And we're going to continue to operate that way.

Steven Kent: Then if you just then answer the question on share buy back. And you did mention you are doing some G&A reduction, so again if you could just give us some general ideas of what they are, or the magnitude of what they could be.

Gerry Cahill: They're -- I gave you one example. I mean I talked about the costs of embarking guests on a particular brand. I mean there are a whole bunch of little things that vary by brand. And quite honestly, we're not really interested in tipping our hand as to what we may be doing in cost reduction to our competitors.

Howard Frank: Last year we implemented the polar reservation system at Holland America and Cunard and that has served to reduce a considerable amount of IT cost as well as reservation cost and we're also - we're further implementing that yield management system and well as CRM systems on top of the polar system at Holland America that would give us, not only some cost benefits, but also some revenue benefits as well. But it's those kinds of things that we are doing or are in the process of doing. We're in the process of going to a single instance of Oracle, and we're going to a single chart of accounts. Those kinds of things will yield significant benefits to us on the cost side.

Micky Arison: I mean it's a thousand little things. Yesterday I read a report about how we can save some money by using the communications, mobile communication system that Carnival uses for Holland America sales force and can save X hundred thousand dollars by doing that. So it's a million little things that we're working on, I mean that's what we've got groups of people, that's what they do for a living.

Howard Frank: That's what they do.

Steven Kent: And the share buy-back funds?

Gerry Cahill: Share buy-back. We have always said we are going to be opportunistic, we have not changed our mind. I mean if you look, we said, we would look to find ways to return excess cash to shareholders and then over last year we've increased the dividend by about $400 million a year, and we bought back about $500 million worth of stock, and consequently we feel like we're right on course with what we said we would do. So at this point in time, we always continue to reassess at different points in time, but at this point we don't have any intentions of changing what we're doing.

Steven Kent: Okay, thanks.

Operator: Thank you. Our next question comes from the line of Helene Becker with the Benchmark Company. Please go ahead.

Helane Becker: Thank you very much operator. Hi everybody. Question, and Gerry you might have actually responded to this with your FEMA answers, but I noticed commissions and transportation other is down on a year on year basis by more than 4%. Is that one of the cost items that would have been impacted by that or is there something else going on there? More direct bookings for something?

Gerry Cahill: Well, you're right. FEMA, the commission line shows up in the computation in net yields. So it wasn't in my remarks with respect to cruise operating costs. But you're correct, the commission and airfare line, that whole line looks low this quarter and that is because of the fact there is no commission that is paid on the FEMA charter revenues, so it makes it appear lower than it normally would.

Helane Becker: Okay, all right. So going forward we kind of get back to the normalized comps. Right?

Gerry Cahill: Sure.

Helane Becker: Okay, and then did you say the percentage of airfare through your brands versus not -sold by you.

Gerry Cahill: You're talking about the air/sea mix?

Helane Becker: Yes, thank you.

Gerry Cahill: No, I didn't. Beth can look it up, but my recollection is it was pretty flat with last year, but we'll get back, we'll mention that later in the call as to what it was, but I think it was pretty much the same as last year.

Helane Becker: Okay, that's fine. Thank you for helping.

Operator: Thank you. Our next question comes from the line of David Anders from Merrill Lynch. Please go ahead.

David Anders: Great. A few questions, first Gerry, just so we can get the fully diluted share count correct going forward then, it was pretty low for this quarter, was there something that happened with the converts in this quarter or is that the number we should be using and then subtracting out the shares repurchased. And number two, Howard, maybe you could talk a little bit about the distribution of outcomes. I know you've kind of given us your best guess point estimates for this year, but if you said what would be kind of the worst case and best case distribution for let's say, net yields, could it be as high as 4% and as low as a negative 1% or -- help us gauge how much is on the books.

Micky Arison: We've given you our best guess estimates. I don't know what else you want.

Howard Frank: 2 to 3% and I think we're comfortable with that right now and if that changes, we'll let you know. By the way it is our best estimate and it is subject to change. There are a lot of variables in this business and it's hard to predict what's going to happen next week or next month. But that's basically what -- what our brand managers, our brand execs, they give us these forecasts based on their best information. And then we kind of all add it up and then give it back to you guys.

Gerry Cahill: And with respect to your share count David, you're right -- what happened was one of the converts was anti-dilutive for the quarter so you're required to leave it out of the computation, which is why the share count was low. So if you go through the rest of the year, it should pick up to around the 846 million level.

David Anders: Okay, thank you.

Micky Arison: Do you have the air/sea mix?

Beth Roberts: The air/sea mix is approximately 17% in the quarter, down about a point.

Beth Roberts: And the average purchase price for the second quarter was $49.88.

Micky Arison: Next question.

Operator: Our next question comes from the line of Tim Condor with AG Edwards. Please go ahead.

Tim Condor: Thank you. Two questions. One relates to Asia. Any cost in the first quarter related to just the launching of your initiatives or background cost that you're incurring? And then the commission structure relative to Europe and the U.S., I guess it's the first Asia question.

And then the second one, in explaining the weakness in the Caribbean, you alluded to that you're seeing some potential data points, that that could be temporary. And would another one adding here be the lodging industry because we're continuing to see the pricing and lodging industry progress, and again, that's more skewed towards the business traveler, we understand that, but there should be somewhat of a pull factor there too making from a relative value perspective for the leisure traveler.

Howard Frank: Tim, let me comment on Asia. We're really -- In fact the Shanghai office is just scheduled to open next week, Pier Foschi is going to be there I think in early April for the official opening and so on. We have a distribution relationships with what we call PSAs in China, or Principal Sales Agents. And they in turn do the selling into the marketplace. To travel agencies as well as I think, I believe directly, and I think the travel agent commission structure is not terribly dissimilar to what you see in other parts of Europe and the U.S. If that's answers your questions on that.

Gerry Cahill: Let me add one thing. There was some costs included in the first quarter but it's not a huge amount of money.

Howard Frank: Yes, it's not a huge amount of money we're spending, but for the full year, we're forecasting in the numbers we're giving you, we're forecasting the cost of this program. And that's in our full year numbers as well. On the Caribbean piece of it, I mean - we're all -- it's really hard to say. I mean it's sort of a phenomena that seems to have occurred, sort of a bifurcation, if you will, between the booking in one part of our market, in terms of certain areas of trade and bookings in other areas of trade. I think it's the first time we've seen anything quite this different.

So, I think a lot of our view is in terms of the impact of the Gulf Coast, hurricane season and so on, results from those events which we have not had in the past to this magnitude. So we speculate that perhaps this could be a period of time - but we don't know yet. I think it's still much too early to know. And I think as we go full cycle on this thing, as we get into 2006, getting closer into 2007, getting a better sense of how first quarter 2007 shapes up in terms of bookings, we'll have a better sense of it because that's when most of the capacity comes back into the Caribbean from ships that are in Alaska and Europe and we'll get a better sense as to what those bookings look like. We have early indications of what they look like, and we'll have a better sense of it as we go on into this quarter and we're selling into the first quarter of 2007.

Tim Condor: Okay. And Howard just to clarify on your commission comment, Asia relative to Europe and the U.S., I mean your what you pay for distribution in the U.S. is higher than in Europe, so would the Asia total shake out distribution cost be closer to Europe or the U.S.?

Howard Frank: The PSA agreements generally are like GSA agreements in that you're paying sort of an intermediary travel distributor who then goes out and redistributes. So there is a different arrangement, if you will, which includes marketing, co-op marketing and so on. So it's not -- you can't give an exact comparison and quite honestly I don't have the exact information right now, so I would be speculating beyond that. But we have GSA relationships and GSA representatives of us in countries that go out and resell to the travel agents, and so our agreement is with the GSA or this particular case a PSA.

Tim Condor: Okay.

Howard Frank: But it is probably not terribly dissimilar to what we do in Europe is my guess.

Tim Condor: Okay.

Operator: Our next question comes from the line of Brian Egger with Harris Nesbitt. Please go ahead.

Brian Egger: Good morning, just kind of two yield related questions. The first is how much of the strong or up North American pricing in the second half can be attributed to the mix change resulting from stronger, long Caribbean and weaker short Caribbean bookings, as opposed to what I would call same store pricing improvements?

Howard Frank: I don't know how to -- I'm not sure I know how to answer that question and with any degree of accuracy. I'd have to go back and look at the specific data, but in my recollection generally Brian, is that the weaker pricing is in the both short and longer term seven day sailing as well as three, four, and five-day sailings right now. It was more oriented I think early on for the shorter duration cruises, but I think the weaknesses on pricing is across the board in terms of the three, four, five and seven day numbers.

Micky Arison: In the Caribbean.

Howard Frank: In the Caribbean.

Brian Egger: Okay, and my follow-up question, just more generally in the way you see the bookings. Is there any truth to the theory that changes in either yield management or the group bookings tactics made by other lines, might explain the somewhat softer bookings? In other words, that last year that there was a sense that maybe some money was left on table by setting prices, introductory prices lower, so this year the industry is trying to hold the line on pricing more, and the bookings maybe just aren't quite showing up as much on a, kind of a firmer pricing environment.

Micky Arison: I don't see that or get that at all. I mean I think what we have seen is that over the last couple of years we have very strong protracted wave seasons lasting 10 or more weeks, which historically has not been the case. Historically wave season was a six or eight-week phenomena, six or eight at most an eight-week phenomenon, and this year it was kind of a 6-week phenomenon, and then the decline began. So when you're comparing it to last year where it continued for 10 weeks, you got a period of four weeks where you've got tough comparisons.

But I think what has happened is, the booking patterns moved back to a more traditional booking pattern, and more similar to what we saw prior to the last two years.

Howard Frank: Remember the stronger pricing comes in the summer time, comes from the seasonally strong markets in Europe and Alaska, not from the Caribbean.

Brian Egger: All right. Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Nick Thomas from ABN AMRO. Please go ahead.

Nick Thomas: Hello there. There's been quite a lot of talk I think in the statement and in the conference call in relation to the weakness in the Caribbean, and from what you've said, I get the impression that that weakness has been ongoing for a number of months, but there's also obviously, in the statement itself, talk of a quite -- maybe a more severe slow down in the booking trend since February. Just wondered to what extent that slow down since February was specific to the Caribbean, or whether the slow down since February had covered your business more widely.

Howard Frank: I'm not sure I have those data points, but I would say that the slow down is more Caribbean oriented than it has been in the core markets, in the seasonal markets, or the seasonal trades that seem to be performing reasonably, actually quite well.

Micky Arison: It's very hard to say because the other markets are performing very, very well so you have some capacity restraints in those markets as well. It's a question that can't, that really can't be answered.

Howard Frank: I guess what Micky's saying is that for the third quarter, and there's a lot less inventory left to sell in some of these trades, so you will see down numbers as a result of it.

Micky Arison: Which is true.

Nick Thomas: Yes. And just sort of a follow-up question. This is slightly related. One of the trends seems to come through particularly when you're talking about the figures on a quarterly basis going forward is that from a load factor point of view Europe is strong and North America is weak and for a pricing point of view, it seems to be the reverse of that. Can you just talk about to what extent that difference between the markets is as a result of your own yield management decisions being different in those markets and to what extent they are more sort of external market driven forces?

Micky Arison: I think it's virtually entirely driven by a change in pricing and yield management philosophies in Europe, which makes the comparisons in Europe, year-over-year, look the way they do. The European brochures came out earlier, the advanced pricing models were more attune to what we've been doing in the United States, getting lower pricing early, that generated a much, much further out booking curve and would generate higher occupancies and lower yield which hopefully translates into higher yield at the end. So I think it's 99% generated by a change in the philosophy, principally at Costa and AIDA.

Nick Thomas: Okay, that's great. Thank you, very much.

Operator: Thank you. Our next question comes from the line of Assia Georgieva from Infinity Research. Please go ahead.

Assia Georgieva: Good morning, this is Assia. Gerry a quick question for you, if the FEMA charter was about 0.8% of the yields, I would imagine that on a constant dollar basis without FEMA yields would have been 2.5. On a reported basis the 1.2% yield improvement in Q1, would that be something below 1%? With out the FEMA charge -

Gerry Cahill: Yes, you have the same reduction.

Assia Georgieva: It would be a 0.8% reduction?

Micky Arison: 2.5% constant dollars is the only way to look at it from a booking point of view.

Gerry Cahill: You've got to take 0.8% off of both numbers if you want to take out the FEMA charters.

Assia Georgieva: Okay. All right, that's helpful. And maybe Howard you can help me with this, just looking at the Princess brand, somewhat unusual for them to be down and again, that brand has been very strong. And given that Princess doesn't sail in Q2 in the short Caribbean or the Bahamas, I was also looking at some of the seasonal destinations, which seems to be down, Europe, Hawaii, Mexico, the only ones seem to be doing well is Alaska. Can you comment a little bit on this dichotomy?

Howard Frank: I'm not sure I understand your question. You're talking just about Princess now?

Assia Georgieva: Yes.

Howard Frank: I didn't make any particular comments about Princess.

Micky Arison: We did not make any comments about Princess.

Howard Frank: Princess is actually performing just fine. But of course Princess Caribbean programs, they do have some Caribbean in the second quarter as well. They do have a Caribbean ship so -- but they're, what we're seeing in the Caribbean is across all brands.

Micky Arison: I'm not sure what you -- We did not make a specific comment about Princess, so I'm not sure what you're referring to.

Assia Georgieva: No, I understand that you didn't and that's why I was looking for a comment. Basically somewhat concerned that of the seasonal destinations pricing doesn't seem to be as strong and again Europe and Hawaii. Alaska is the only seasonally one in Q2 that seems to be doing well and I wondered whether you can comment on that.

Howard Frank: The three principal trades in Q2, there is Europe and there is Alaska in the latter half of the quarter and there is Caribbean. And then exotic, there is some exotic, and some long cruises.

Micky Arison: The seasonal trades are doing well.

Howard Frank: The seasonal trades are all doing quite well.

Assia Georgieva: Okay. Great. Thank you.

Operator: Thank you. Our next question comes from the line of David Leibowitz from Burnham. Please go ahead.

David Leibowitz: Thank you. Could you tell us what your bunker fuel estimate is for quarters two, three and four that you're basing your earnings estimates on?

Gerry Cahill: What do you want to know specifically David?

David Leibowitz: Just what a single number might be, so we can watch the variable as the year unfolds.

Gerry Cahill: You want to know what the cost per ton is?

David Leibowitz: Yes.

Gerry Cahill: All right, hang on a second I'm going to dig it out.

Howard Frank: Do you have a second question --?

David Leibowitz: Yes, by all means. In the 2006-year, how much dollars up front cost for introduction of ships you were expensing versus the same idea for '05.

Gerry Cahill: I'll answer your first question. I'll take the easy one.

David Leibowitz: We'll take them anyway we can, we're not proud.

Gerry Cahill: We've estimated $331 a ton for the second quarter. $340 for the third. And $339 for the fourth.

David Leibowitz: Thank you very much on that.

Micky Arison: All I can say is that we have three introductions right? We had the Noordam already, as you know. And we have the Crown Princess and Concordia. And Concordia and all those are in our guidance.

Gerry Cahill: Yes, we don't really break out separately any more --.

David Leibowitz: No, no. I don't mean it that way. In the cumulative -- excuse me, I was misunderstood, I said it wrong -- I speak a foreign language called Brooklyn and the translator is out today. You had a cumulative in the estimate for this year. There was a cumulative last year for the ships introduced last year, is the number in '06 greater or less in '06 versus '05?

Micky Arison: We don't have that handy, because we don't look at the numbers that way.

David Leibowitz: Okay, then if you can't answer that, in your statements in the first paragraph you say, we have $0.02 a share of non-cruise investment write down and a litigation reserve. What are those two items specifically?

Howard Frank: Under the non-cruise investment write down -- the non-cruise investment write down is a write down of an asset and that we're not going to go beyond that. It would not be in our best interest to discuss it.

Micky Arison: Except to say that it's all written down.

David Leibowitz: And the litigation reserve?

Howard Frank: And the same with the litigation reserve, it would be inappropriate to comment on the litigation reserve because the situation is not yet finally resolved.

David Leibowitz: Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Robin Farley with UBS. Please go ahead.

Robin Farley: Thanks. I wonder if you can elaborate on -- you made a comment that you were seeing some data that maybe this is a short-term issue in terms of the weakness in the Caribbean. I wonder if you could just elaborate on that?

Howard Frank: Somebody else asked me that before and I only meant it as it might -- there's a possibility that it could be a short-term issue and we'll have more on that as we -- as the year unfolds but that's -- I think because of these events and because as we go full cycle on these events. If you think about situation improving in the Gulf Coast, the situation is going to get at least logistics of getting into Cozumel will get better. We won't have the piers up and running, but as we go full cycle on it, it may not have the same impact as it has on a go forward basis as we get into2007, so we're hopeful for that, we don't know that for sure -- we don't know that's sure but we're hopeful that that's the case.

Robin Farley: And also, in terms of your strategy in Europe, how confident are you that the earlier load lower price, that that booking pattern in Europe is going to result in higher yields? Can you sort of talk about what you've seen so far in the bookings to give us some confidence that that means that pricing will come in higher later.

Micky Arison: It doesn't. Obviously, if you move the booking curve out, as they have successfully done in Europe, it just gives you a lot more ability to manage the yield and manage the inventory. And so eventually, whether it's significant this year or not, I don't know, eventually that has to lead to higher yields because the yield management functions much better when you've got more data and a better booking curve.

So we're confident that over time, this change, as it did in North America, will positively impact yields and obviously whatever impact we believe will be there this year is already in our numbers.

Robin Farley: So if -- was that something just for example in Q1 here, did you see the benefit of that or not yet, this is something that over time but was not in Q1?

Howard Frank: Yes there was yes -- we've seen it historically, we've seen it in Q1 and remember that these are estimates, the yield estimates come in from these operating companies.

Micky Arison: Remember that Gerry did say that the European brands performed better than the North American brands in the first quarter and we have been saying for a number of quarters the reverse. So I think the evidence is already in.

Howard Frank: Yes.

Robin Farley: Okay, great. Thanks.

Operator: Thank you. Our next question comes from the line of Srinadesan Masadin from Wachovia Securities. Please go ahead.

Srinadesan Masadin: Hi, this is Srinadesan Masadin from Wachovia. My question relates to - is a follow-up to your earlier comments on returning cash to shareholders. You talked about continuing to rely on share buy back and opportunities and increasing ordinary dividends as two of the preferred alternatives. But give the likelihood for substantial free cash flow over the next few years, is there a place for other alternatives such as debt pay down or even a special dividend?


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

Gerry Cahill: Well, we could pay down debt. It's really not our current thought process to pay down debt. By the way, we'd never limit it. When we talked about dividends we never defined what kind of dividend we're talking about we just said dividends so I wouldn't say that we have ruled out that we'd ever pay a special dividend. Quite honestly, we're going to continue to reevaluate this as we go forward in the future.

I mean we've always said from over the last year that we intend to return this money over time to shareholders. We've never said it was going to be done specifically at a particular point in time. So far we've been able to do that, and as we were able to continue doing that then we'll continue with this course. If we cant we can always adjust it.

Micky Arison: It's interesting that we get this question so much when we're not sitting on a huge amount of cash. I mean obviously our forward cash flow estimates are very strong and we and the Board will deal with that as we go along. But right now, what was the cash on the balance sheet at the end of the quarter?

Gerry Cahill: $400 million.

Micky Arison: $400 million.

Srinadesan Masadin: All right. Thank you. Another question is, relates to the shelf filing that you made recently. Can you provide some color and your thoughts behind that filing?

Howard Frank: Shelf filing.

Micky Arison: Oh, sorry. All we can say on that issue is that lawyers for the Arison family trusts requested the filing. And as what's stated that the trust and the Arison family do not intend to sell shares under that filing and the lawyers have asked us to limit it to that.

Srinadesan Masadin: Okay, thank you very much.

Operator: Thank you. Our next question comes from the line of Tim Ramskill with DKW. Please go ahead.

Tim Ramskill: Thank you. Good morning. Couple of quick questions. First of all, in the statement this morning you noted that the weakness or the high level of costs incurred in the first quarter was partly due to fuel but also partly due to the timing of certain cost items between the quarters. I just wondered if you could give us some idea as to what those items were or how much of an impact that may have had.

And then just coming back to this issue of weakness in the Caribbean market. Does that lead you guys to increase your process of moving capacity and de-emphasizing the Caribbean as a destination you have been in the past already?


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

Gerry Cahill: I'll address the first question Tim. It's all timing because we're actually projecting the rest of the year we're going to be down when you struck off fuel. Advertising was higher in the first quarter, we expect that to kind of reverse as you go through the rest of the year. Part of the reason unit costs get pushed up though is because of the fact we have such an abnormally large number of dry docks in the first quarter. We had, I can't remember the number of days off the top of my head, but it was about a 75% increase in the number of days ships were in dry dock at first quarter of this year versus last year.

And when that happens, a brand actually suffers a decrease in capacity. They are not able to reduce their G&A costs now because of the fact, for a particular quarter they've got ships in dry dock. So that artificially pushes up your unit costs in the particular quarter that that happens. Now that process reverses over the rest of the year and that kind of pushes the unit costs back down. So really when you look at this overall it's all timing.

Tim Ramskill: Okay, so then the dry dock days, year on year, wouldn't be expected to change, so you've done just more of it in the first quarter this year than last?

Gerry Cahill: Basically yes. I mean it probably has gone up in total a little bit because we have more capacity. We've got about 5%, 4.5% capacity increase for the year, so we do have a little more capacity, so we have a little more dry dock because of that.

Micky Arison: And the FEMA charters.

Gerry Cahill: And the FEMA charters too. Yes, but I mean over the course of the year that kind of balances itself out.

Howard Frank: Tim, on the second question about changes in terms of capacity in the Caribbean market going forward, most of the -- virtually all the itineraries, if not all the itineraries are already set for 2007 winter, which is typically the Caribbean winter. So I don't think you'll see any dramatic changes resulting for 2007 and obviously our management teams and different brands examine the itineraries and decide what's going to give them the best possible yield and they proceed on that basis and they'll set their itineraries going forward, but they're all cognizant of different trades that they operate in and the kind of yields that they get from them.

Micky Arison: But the percentage of our capacity dedicated to the Caribbean has been slowly declining, and will continue to slowly decline.

Tim Ramskill: Okay, thank you.

Operator: Thank you. Our next question comes from the line of Elizabeth Osur from Citigroup. Please go ahead.


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

Elizabeth Osur: Thanks. Two quick questions. I know you've spoken a bit about lower European pricing and that this is somewhat to do with the timing of the bookings in terms of your teams and your yield management policy for Costa and for AIDA, but can you just speak about the other European brands, and if pricing for bookings for the rest of the year on those brands are up right now?

Howard Frank: There are some one-ship brands that I'm not going to even comment on. I don't know the Ocean Village and Swan Hellenic, but the three principal brands are P&O, AIDA and Costa and they're all looking quite good right now.

Micky Arison: They're all performing very well.

Elizabeth Osur: So, are you saying on the --

Micky Arison: The only other major brand is P&O and it's performing very well.

Micky Arison: Yes, I said AIDA and Costa.

Elizabeth Osur: So pricing on P&O for the remainder of the year is actually up year-over-year then?

Micky Arison: We're not going to comment on individual brand pricing but the three principal brands in Europe are all performing very well.

Elizabeth Osur: Okay thanks. And then just second question. On the Asian business model, can you just talk about what you expect in terms of the impact of Asian capacity on net yield? I realize it's just one small ship but in general how you think about pricing on that brand versus pricing on kind of the corporate average?

Howard Frank: I think in the overall scheme of things I think the impact - because it's such a small part of our business, it's one small ship in Asia beginning in July, it's not going to have any significant impact at all on overall yields.

On the margin it will have an impact, it probably could be lower, but I don't think it will have any impact on overall numbers.

Elizabeth Osur: Okay thanks.

Operator: Thank you. Our next question comes from the line of Scott Barry with Credit Suisse. Please go ahead.

Scott Barry: Thanks. My question's been answered.

Operator: Thank you. Our next question comes from the line of Bob Simonson with William Blair. Please go ahead.


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

Bob Simonson: Good morning. Gerry, the $0.02 charge in the first quarter, what line item did that go through?

Gerry Cahill: That's in other income.

Bob Simonson: That's in the other. Okay.

Gerry Cahill: Yes, other income expenses, below operating.

Bob  Simonson:   Okay,  and  are  there  any  changes  in  your  interest  and depreciation guidance for this year? And also, Howard gave some numbers, percentage changes in the quarters for capacity for this year, little bit more in the dry-docks. Has the capacity absolute number for next year changed or should we just change the percentage change to get to it, to the old number?

Beth Roberts: The depreciation and amortization continues to be consistent with what we gave originally at $990 million to $1 billion. The interest expense, which was originally at $280 to $300 million, is estimated to come in toward the lower end of the range and that is assuming no further repurchases.

Bob Simonson: Okay.

Gerry Cahill: So the answer to Bob's question won capacity?

Howard Frank: Capacity for '07.

Beth Roberts: The increase in capacity is 7.6%.

Bob Simonson: Okay, Thank you.

Operator: Thank you, ladies and gentlemen.

[OPERATOR INSTRUCTIONS]

We do have a follow-up question from the line of Rick Lyle with John W. Bristol. Please go ahead.

Micky Arison: Hi Ricky.

Rick Lyle: Yes, my question about the non-operating stuff was already not answered so I'll ask another question. Have you seen any shift in demand in the Caribbean from the Cozumel itineraries down to Belize and Honduras, which you expanded recently?

Micky Arison: What I think we've seen and this is only anecdotal, is that the Eastern Caribbean itineraries are a little bit stronger right now because of potentially the confusion in the west. So the itineraries is heading down to San Juan or St. Thomas are a little bit stronger.

It's difficult to tell on the issue of Belize and those itineraries because very often those itineraries included Cozumel. So some of them have eliminated Cozumel, some have not. We also have a very good response to our Grand Turk project where the sailings that we have from -- to the Eastern Caribbean from Florida and New York to Grand Turk and other Eastern Caribbean ports have been very strong. So we have seen a bit of a shift that kind of reinforces the issue that we talked about earlier toward the Eastern part of the Caribbean.

Rick Lyle: Do you have the capacity in Belize and Honduras to absorb the kind of dockings that you had in Cozumel?

Micky Arison: The ships have been shifted to places like Progresso and Costa Maya and a number of other places and they're slowly working their way back to Cozumel as the infrastructure improves, so but clearly we have built up Cozumel, as a company and as an industry as a principal Western Caribbean port and now we're hoisted by our own petard, so to speak, and now have to kind of regroup.

Rick Lyle: Okay. Thanks, very much.

Operator: Thank you. Our next question comes from the line of Lou Perenick with Morgan Stanley. Please go ahead.

Lou Perenick: Yes hi. Just a quick question on the onboard spend, the weakness there. Is it really only caused by the impact of Wilma or is there an underlying problem as well?

Gerry Cahill: I mean -- The impact of Wilma was certainly there. I mean -- I wouldn't necessarily say it was weak, we talked for a long time that we didn't think that the growth rate that we experienced in the last two years was sustainable. There certainly wasn't any area in the onboard category that I would say in the first quarter came in as strong as we've seen in recent quarters. I mean if you consider that weak, I mean it's weaker than it was, but we've never had the expectation that we were going to be able to continue to grow onboards at a rate of 6% per year.

Lou Perenick: Okay. Thank you.

Operator: Thank you. Our next question is a follow-up question from the line of David Leibowitz from Burnham. Please go ahead.

David Leibowitz: Is there a possibility there are too many ships in the Caribbean? Not just your brands, but across the industry?

Micky Arison: No.

David Leibowitz: Okay. So - what is it?

Micky Arison: What there is, is not enough quality ports. But not enough ships as well.

Howard Frank: I think it's fair to say David, that I don't think that -- I think this year, since the fall has just been an unprecedented number of disruptions in the Caribbean resulting from these hurricanes. And so I think that is having some impact on the business. I think the Caribbean is fine, it is our principal sailing area, it will be in the foreseeable future. And we are continuing to look at new opportunities in the Caribbean, new ports of call and developing new experiences for our passengers in the Caribbean.

Micky Arison: How's the weather in New York today?

David Leibowitz: By Florida standards it's probably going to be the first item on the news because we're down in the 40s. But second question --

Micky Arison: It's beautiful in St. Martin.

David Leibowitz: Well put. Second question, did you tell us -- and I may have missed the answer to a prior question, what the total cost of opening China are for Costa?

Micky Arison: We haven't disclosed that, other than to say that all those costs are in our guidance.

David Leibowitz: Okay. And are we going to have -- you had originally said that you hoped to open --

Howard Frank: David please. David?

Howard Frank: David, it's unfair to other people.

David Leibowitz: Okay my apologies.

Howard Frank: Okay, thank you David.

Operator: Mr. Frank, there are no further questions at this time, I'll now turn the conference back over to you. Please continue with your presentation or closing remarks.

Howard Frank: David, you want to come back in now. I'm only kidding. Thank you all for listening in and for your follow on questions, Beth and Gerry are in the office today as are Micky and I. And we wish you good day, and thank you very much for tuning in.


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Operator:  Ladies and gentlemen,  this does conclude the  conference  call for today. We thank you for your participation and ask that you please disconnect your lines.

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